Exhibit 99.1

                              KNIGHT TRANSPORTATION
                          ANNOUNCES 3-FOR-2 STOCK SPLIT


PHOENIX, ARIZONA - July 2, 2004 - Knight Transportation, Inc. (Nasdaq: KNGT) announced today that its Board of Directors has declared a 3-for-2 stock split on all shares of its outstanding common stock that will be effected in the form of a stock dividend. The stock split will entitle all shareholders of record as of the close of business on July 12, 2004 to receive one additional share of common stock for every two shares of common stock held on that date. The additional shares will be distributed to shareholders on or about July 20, 2004. Cash will be paid in lieu of issuing fractional shares. Knight Transportation currently has approximately 37.6 million shares of common stock outstanding, and after giving effect to the stock split, will have approximately 56.4 million shares outstanding.

Knight Transportation, Inc. is a short to medium haul, truckload carrier headquartered in Phoenix, Arizona. The Company serves most of the United States through its regional operations in Phoenix, AZ; Salt Lake City, UT; Portland, OR; Indianapolis, IN; Katy, TX; Gulfport, MS; Charlotte, NC; Memphis, TN; Kansas City, KS; Atlanta, GA; Denver, CO; Las Vegas, NV; and Carlisle, PA. The Company transports general commodities, including consumer goods, packaged foodstuffs, paper products, beverage containers, and imported and exported commodities.

This press release may contain forward-looking statements that involve risks, assumptions, and uncertainties that are difficult to predict. For a discussion of such risks, assumptions, and uncertainties, which could cause actual results to differ from those expressed in forward-looking statements, please refer to our filings with the Securities and Exchange Commission.

Contact:  Kevin P. Knight, Chairman & CEO, at (602) 269-2000.